SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Horizon Offshore, Inc.
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To our stockholders:

You are cordially invited to our 2006 annual meeting of stockholders to be held in the board room at Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas, on Wednesday, August 2, 2006, at 10:00 a.m., Central Standard Time.

The attached notice of annual meeting and proxy statement describe the matters to be voted on at the meeting, which includes (1) the election of five directors, (2) the approval of our 2006 Director Stock Plan, and (3) the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm.

We hope you will be able to attend the annual meeting. Your vote is important. If you are voting by written proxy or instruction card, please sign, date and return these cards promptly. This will save us the additional expense associated with soliciting proxies and ensure that your shares are represented at the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously submitted your proxy or voting instructions.

Sincerely,

David W. Sharp
President and Chief Executive Officer

Notice of Annual Meeting of Stockholders
August 2, 2006

Date:	Wednesday, August 2, 2006

Time:	10:00 a.m. (Central Standard Time)

Place:	Board Room, Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas, 77042

Purpose:	(1) To elect five directors;

(2) To approve our 2006 Director Stock Plan;

(3) To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2006; and

(4) To transact such other business as may properly come before the meeting.

Record Date:	Close of business on June 28, 2006.

By Order of the Board of Directors

William B. Gibbens, III
Secretary

Houston, Texas
July 11, 2006

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy or instruction card and return it promptly in the enclosed envelope, or vote by one of the other methods specified in this proxy statement. You may revoke your proxy at any time before it is voted. We appreciate your cooperation.

PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 APPROVAL OF THE HORIZON OFFSHORE, INC. 2006 DIRECTOR STOCK PLAN
PROPOSAL NO. 3 RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
VOTING SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
EXECUTIVE OFFICER COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
PERFORMANCE GRAPH
CERTAIN TRANSACTIONS
HORIZON OFFSHORE, INC. 2006 DIRECTOR STOCK PLAN

Horizon Offshore, Inc.
2500 CityWest Boulevard
Suite 2200
Houston, Texas 77042

July 11, 2006

PROXY STATEMENT

We will begin mailing this proxy statement to our stockholders on or about July 12, 2006.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving this proxy statement?

A:	You have received this proxy statement regarding our 2006 annual meeting of stockholders because you owned shares of our common stock at the close of business on June 28, 2006, the record date for the meeting, and are entitled to vote at the meeting. On that date, we had 32,375,258 shares of our common stock outstanding. The proxy statement, along with a proxy card or a voting instruction card, is being mailed to stockholders beginning on or about July 12, 2006. This proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Q:	When and where will the meeting be held?

A:	The meeting will be held on Wednesday, August 2, 2006, at 10:00 a.m., Central Standard Time, in the Board Room at Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

Q:	What is the purpose of the annual meeting?

A:	At the annual meeting, our stockholders will be asked to (i) elect five directors, (ii) approve our 2006 Director Stock Plan (the “2006 Director Plan”), (iii) ratify Grant Thornton LLP as our independent registered public accounting firm for 2006, and (iv) consider any other matter that properly comes before the meeting.

Q:	Who is soliciting my proxy?

A:	Our Board of Directors is soliciting your vote for our 2006 annual meeting of stockholders.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner, and how do I vote?

A:	If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” As a stockholder of record, the proxy statement and proxy card have been directly sent to you by us. By completing and returning the proxy card, you are authorizing the proxy holder to vote your shares at our 2006 annual meeting as you have instructed him. All stockholders of record may also vote by touch-tone telephone from the U.S. or via the Internet, using the instructions on the proxy card.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The proxy statement has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting. You may vote by the Internet or telephone only if your bank or broker makes those methods available. If you wish to vote your “street name” shares directly, you will need to obtain a document known as a “legal proxy” from your broker, bank or other nominee. Please contact your bank, broker or other nominee if you wish to do so.

Q:	How many votes do I have?

A:	Each share of our common stock that you hold entitles you to one vote on all matters that come before the 2006 annual meeting. The inspector of election will count votes cast at the 2006 annual meeting.

Q:	How many shares must be present to hold the 2006 annual meeting?

A:	The presence of a majority of our common stock entitled to vote, or 16,187,630 shares, present in person or by proxy, is necessary to constitute a quorum. We will count shares of common stock present at the 2006 annual meeting that abstain from voting or that are the subject of broker non-votes as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holding common stock for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Q:	How many votes are required to approve each proposal?

A:	The directors will be elected by a plurality of the shares voted. The 2006 Director Plan must be approved by an affirmative vote of a majority of the votes cast. The ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2006 must be approved by the affirmative vote of a majority of the outstanding shares of our common stock.

Withheld votes, abstentions and broker non-votes will have no effect on the voting calculations for the election of directors. Abstentions and broker non-votes will count as a vote against the ratification of our independent registered public accounting firm and will have no effect on the voting calculations for the 2006 Director Plan.

Q:	Can I revoke my proxy?

A:	If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before your proxy is voted. You may also attend the 2006 annual meeting in person and vote by ballot, which would cancel any proxy that you previously submitted.

Q:	What if I don’t vote for a matter listed on my proxy card?

A:	If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If you make no specifications, the proxy representing your common stock will be voted (i) FOR the director nominees, (ii) FOR the 2006 Director Plan, and (iii) FOR the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2006.

We expect no matter to be presented for action at the annual meeting other than the items described in this proxy statement. The enclosed proxy, however, will confer discretionary authority with respect to any other matter that may properly come before the meeting. The person named in the enclosed proxy intends to vote in accordance with his judgment on any matters that may properly come before the meeting.

Q:	Who pays for soliciting proxies?

A:	We will pay all expenses of soliciting proxies for the 2006 annual meeting. We have also made arrangements for brokers and nominees to send proxy materials to their principals and, upon their request, we will reimburse them for their reasonable expenses in doing so. Certain of our representatives, who will receive no compensation for their services, may also solicit proxies by telephone, telecopy, personal interview or other means.

Q:	What happens if the meeting is postponed or adjourned?

A:	Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Q:	When are stockholder proposals due for the 2007 annual meeting?

A:	If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to Corporate Secretary, Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042, by March 13, 2007, and comply with applicable federal proxy rules.

Q:	What is “householding” and how does it affect me?

A:	The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

Some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or if you share an address with another stockholder and you would prefer to receive a single copy of the proxy statement instead of multiple copies, please notify your broker if your shares are held in a brokerage account. The Company promptly will deliver to a stockholder who received one proxy statement as the result of householding a separate copy of the proxy statement upon the stockholder’s written or oral request directed to Corporate Secretary, Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The size of our Board has been fixed at five directors. Proxies cannot be voted for a greater number of persons. Unless you specify otherwise in your proxy card, your shares will be voted by the proxy holder FOR the election of each of the five nominees named below to serve until the next annual meeting and until their successors are duly elected and qualified.

Our Nominating and Governance Committee has recommended the nomination of, and our Board has approved the nominees set forth below to serve as directors on our Board. The person named in the enclosed form of proxy intends to vote your proxy for the election of each of the Board’s nominees, unless you direct him to vote otherwise. If any of these nominees should decline or be unable to serve for any reason following the 2006 annual meeting, votes will instead be cast for a substitute nominee designated by our Board of Directors. The nominees have advised us that they will serve on the Board if elected.

Recommendation of the Board of Directors

Our Board of Directors has approved the nomination of and urges you to vote FOR the election of Messrs. Mills, Buckner, LeSuer, Steele and Sharp.

The following table provides you with certain information, as of June 28, 2006, about Messrs. Mills, Buckner, LeSuer, Steele and Sharp.

		Principal Occupation
		and Directorships in
Nominee	Age	Other Public Corporations

John T. Mills	58	Mr. Mills has served on our Board of Directors since 2002 and as our Chairman of the Board since September 2004. Mr. Mills served as Chief Financial Officer of Marathon Oil Corporation from January 2002 until his retirement in December 2003. From September 1998 until December 2001, Mr. Mills served as Senior Vice President of Finance and Administration of Marathon Oil Corporation. Prior to joining Marathon Oil Corporation, Mr. Mills served as Vice President of Taxes of USX Corporation. Mr. Mills is a member of the board of directors and audit committee of Consol Energy Inc.
Charles O. Buckner	61	Mr. Buckner has served on our Board of Directors since 2003. He retired from Ernst & Young LLP in 2002 after 35 years of service in a variety of direct client services and administrative roles, including chairmanship of Ernst & Young’s United States energy practice. Mr. Buckner is a member of the board of directors and chairman of the audit committee of Whittier Energy Corporation.
Ken R. LeSuer	70	Mr. LeSuer has served on our Board of Directors since 2003. He retired in January 1999 as Vice Chairman of Halliburton Company where he was employed for over 40 years. He served as President and Chief Executive Officer of Halliburton Energy Group, Vice President of International Operations, and president of three other operating units. Mr. LeSuer is a member of the board of directors of Particle Drilling Technologies, Inc.
Raymond L. Steele	71	Mr. Steele has served on our Board of Directors since July 2004. He retired in September 1993 as Executive Vice President of Pacholder Associates, Inc. where he was employed since August 1990. Previously, he was Executive Advisor at the Nickert Group from 1989 to 1990 and Vice President, Trust Officer and Chief Investment Officer of the Provident Bank from 1984 to 1988. He is a member of the board of directors and chairman of the audit committee of Globix Corporation, a member of the board of directors of American BankNote Corporation, a member of the board of directors and chairman of the audit committee of Dynabazaar, Inc., and a member of the board of directors and audit committee of Motient Corporation.

		Principal Occupation
		and Directorships in
Nominee	Age	Other Public Corporations

David W. Sharp	53	Mr. Sharp has served on our Board of Directors and as our President and Chief Executive Officer since April 30, 2005. He served as Executive Vice President and our Chief Financial Officer from December 1997 through April 2005 and Vice President-Finance from October 1996 to November 1997. He held various accounting and finance positions from January 1995 to October 1996 with J. Ray McDermott, S.A. and with OPI International, Inc. from November 1990 to January 1995.

Board Meetings and Committees

Our Board of Directors has primary responsibility for directing our management and affairs. During 2005, our Board of Directors held 13 meetings. Each incumbent director who served in 2005 attended 75% or more of the aggregate number of meetings of the Board of Directors and committees held during 2005 of which he was a member.

To provide for effective direction and management of our business, our Board has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The Board has affirmatively determined that all of the members of these committees meet the independence standards established by Nasdaq and the SEC. The following tables provide you with information about our Audit, Compensation and Nominating and Governance Committees. Our Audit Committee held eight meetings in 2005. Our Compensation Committee held two meetings in 2005. Our Nominating and Governance Committee held three meetings in 2005.

Audit Committee Members:		Functions of the Committee:

*Charles O. Buckner	•	Selects, retains and terminates our independent registered public accounting firm
John T. Mills	•	Reviews the scope of audits and pre-approves any non-audit services to be performed by our independent registered public accounting firm
Raymond L. Steele	•	Reviews our financial statements and annual audit
	•	Exercises general oversight of the integrity and reliability of our accounting and financial reporting practices and the effectiveness of our system of internal controls
	•	Meets with our internal auditors and our independent registered public accounting firm to review their reported results, the accounting principles applied in financial reporting and assessment of internal controls

*	Chairman

The Board has determined that Messrs. Buckner, Mills and Steele qualify as audit committee financial experts.

Compensation
Committee Members:		Functions of the Committee:

*John T. Mills	•	Evaluates the performance of our executive officers and, based on this evaluation, reviews and approves our executive compensation programs, including annual base salaries, annual incentive bonuses, long term incentives and/or perquisites
Charles O. Buckner	•	Reviews, approves and administers all incentive and equity-based compensation plans under which common shares or other equity securities may be issued, including incentive compensation plans, employee stock purchase plans and director stock option plans
Ken R. LeSuer	•	Grants options and makes other awards under our incentive and equity-based compensation plans
	•	Monitors compliance by executive officers with the rules and guidelines of equity-based plans
	•	Approves prior to execution and reviews no less than annually the terms of all employment agreements and stand-alone consulting, non-competition, retirement, severance, termination or change-in-control agreements between us and any executive officer

*	Chairman

Nominating and Governance
Committee Members:		Functions of the Committee:

*Ken R. LeSuer	•	Considers and recommends nominees to the Board of Directors for election as directors
John T. Mills	•	Makes recommendations to the Board regarding committee member selection and Board committees
Raymond L. Steele	•	Develops and recommends to the Board a set of corporate governance principles

*	Chairman

Our Audit, Compensation and Nominating and Governance Committees have each adopted a written charter outlining their responsibilities that was approved by the Board. The charter documents of the Audit, Compensation and Nominating and Governance Committee are currently available on the investor relations page of our website at www.horizonoffshore.com.

Nomination of Directors

Our Nominating and Governance Committee identifies potential nominees for director, other than potential nominees who are current directors standing for re-election, through business and other contacts. The committee will also consider director nominees recommended by our stockholders. Stockholders wishing to nominate a director may submit such nomination by sending written notice by mail, c/o Corporate Secretary, Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042. The Corporate Secretary will forward your communication to the Nominating and Governance Committee for consideration.

Our Nominating and Governance Committee believes that nominees to our Board of Directors must meet the following minimum qualifications: The nominee must have achieved significant success in business or have extensive financial expertise, must be committed to representing the long-term interests of our stockholders, and must have high ethical and moral standards and integrity. The committee evaluates a potential nominee by considering whether he or she meets the minimum qualifications described above, as well as by considering the following factors:

•	whether the potential nominee has experience and expertise that is relevant to our business, including any specialized business experience, technical expertise, or other specialized skills, and whether he or she has knowledge regarding issues affecting us;

•	whether the potential nominee is independent, whether he or she is free of any conflict of interest or the appearance of any conflict of interest with our best interests and the best interests of our stockholders, and whether he or she is willing and able to represent the interests of all of our stockholders; and

•	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to Board activities and to enhance his or her understanding of our business.

In addition, with respect to an incumbent director whom our Nominating and Governance Committee is considering as a potential nominee for re-election, the committee reviews and considers the incumbent director’s service to us during his term, including the number of meetings attended, level of participation, and overall contribution to the Board. There are no differences in the manner in which our Nominating and Governance Committee would evaluate nominees for director suggested by our stockholders.

We did not pay any fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for director at the 2006 annual meeting of stockholders. However, the committee may in the future choose to retain a professional search firm to identify potential nominees for director.

Director Compensation

In 2005, each member of our board of directors who was not one of our employees received an annual retainer of $30,000 plus $5,000 for serving on a committee of the board. The chairman of each of our standing board committees received an additional $5,000 per year for his service. We reimburse all directors for reasonable out of pocket expenses incurred in attending board and committee meetings, and each board member received $1,500 for each board meeting attended. As non-executive Chairman of the Board, Mr. Mills received an annual retainer of $240,000 in lieu of all other cash compensation.

Beginning July 1, 2006, each member of our board of directors who is not one of our employees receives an annual retainer of $35,000, plus $5,000 for serving on a committee of the board, except that members of the Audit Committee receive $7,500. The chairman of each of our standing board committees receives $5,000 per year for his service, except that the chairman of the Audit Committee will receive $7,500. Each board member also receives $2,000 for each board meeting attended.

On April 12, 2006, we granted each non-employee director non-qualified stock options under our 2005 Stock Incentive Plan (the “2005 Incentive Plan”) to purchase 10,000 shares of our common stock. Currently, each non-employee director would also automatically be granted non-qualified stock options to purchase up to 10,000 shares of our common stock on the day following each annual meeting occurring after December 31, 2005. However, if our 2006 Director Plan is approved by our stockholders at the 2006 annual meeting, then in lieu of receiving these options, each non-employee director will receive 5,000 restricted shares of our common on the day after the 2006 annual meeting (or, if later, the day we file a registration statement with the SEC registering the shares issuable pursuant to the 2006 Director Plan). Such restricted shares shall fully vest on the first to occur of (i) the first anniversary of the date of grant, or (ii) the date of the 2007 annual meeting of our stockholders. In addition, under the terms of the 2006 Director Plan, on the business day following each annual meeting occurring after January 1, 2007, and upon joining our Board if other than by election at an annual meeting of stockholders, each non-employee director will receive a discretionary grant of common stock with a value of up to $100,000, as determined by our Compensation Committee and subject to such restrictions on transfer as determined by our Compensation Committee.

Executive Sessions; Communications with the Board; Meeting Attendance

Our Board has adopted a policy providing that the independent directors will meet in executive session at each regularly-scheduled Board meeting, or more frequently if necessary. Each executive session is chaired by Mr. Mills.

Any stockholder may communicate with our Board (or with any individual director) by sending a letter by mail addressed to Corporate Secretary, Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042. The Corporate Secretary will forward the stockholder’s communication directly to the appropriate director or directors.

Our Board has adopted a policy that recommends that all directors personally attend each annual and special meeting of our stockholders. At our 2005 annual meeting of stockholders held on September 13, 2005, all of our incumbent directors were in attendance.

PROPOSAL NO. 2

APPROVAL OF THE HORIZON OFFSHORE, INC.
2006 DIRECTOR STOCK PLAN

General

The Horizon Offshore, Inc. 2006 Director Stock Plan (the “2006 Director Plan”) has been approved by our Board, subject to stockholder approval at the 2006 annual meeting. Our Board believes that the 2006 Director Plan promotes the interests of the company and our stockholders by strengthening our ability to attract, motivate and retain directors of experience and ability, and by encouraging the highest level of performance by providing directors with a proprietary interest in the financial success and growth of our company. If the 2006 Director Plan is adopted, options will no longer be granted to the non-employee directors under the 2005 Incentive Plan. If the 2006 Director Plan is not approved by the stockholders at the 2006 annual meeting, the awards proposed to be granted under the 2006 Director Plan will not be granted, and the option grants to the non-employee directors under the 2005 Incentive Plan will continue. The primary features of the 2006 Director Plan are summarized below. This summary is qualified in its entirety, however, by reference to the 2006 Director Plan, which is attached to this Proxy Statement as Appendix A.

Purpose of Proposal

Our Board intends for the 2006 Director Plan to supersede the equity grants to non-employee directors provided for in the 2005 Incentive Plan, which are formulaic, non-discretionary grants of non-qualified stock options on terms and a schedule fixed under that plan. Our Board believes that the adoption of a discretionary plan providing for common stock grants will be better suited for attracting, retaining and motivating non-employee directors under prevailing market conditions.

Terms of the 2006 Director Plan

Administration.  The Compensation Committee of our Board administers the 2006 Director Plan and has authority to make awards under the plan, set the terms of the awards, interpret the 2006 Director Plan, prescribe, amend and rescind rules relating to the 2006 Director Plan and make any other determinations necessary for the administration of the 2006 Director Plan.

Eligibility and Types of Awards.  Only non-employee directors of the Company are eligible to participate in the 2006 Director Plan. Assuming the nominees named in this proxy statement are elected at the 2006 annual meeting, immediately thereafter we will have four non-employee directors eligible to participate.

Awards granted under the 2006 Director Plan will consist of shares of our common stock, which may, but need not, be subject to restrictions on transfer.

Grants.  If the 2006 Director Plan is approved by the stockholders, on the day following the 2006 annual meeting, or, if later, on the date we file a registration statement with the Securities and Exchange Commission, registering the shares issuable under the 2006 Director Plan, each non-employee director will be granted 5,000 restricted shares of common stock. Such restricted shares shall fully vest on the first to occur of (i) the first anniversary of the date of grant, or (ii) the date of the 2007 annual meeting of our stockholders. Unless the Compensation Committee determines otherwise, future grants of awards valued at up to $100,000 will be made on the business day following each annual meeting of stockholders and upon an eligible director’s initial election or appointment as a director, otherwise than at an annual meeting of stockholders. Such awards will be subject to such terms, conditions and restrictions as the Compensation Committee deems appropriate.

Shares Issuable through the 2006 Director Plan.  Subject to certain adjustment provisions described below, the aggregate number of shares of our common stock that may be issued under the 2006 Director Plan is 150,000 shares. Common stock that is not delivered because the award is forfeited will again be available for grant under the 2006 Director Plan. The shares issued or delivered under the 2006 Director Plan may be either authorized but unissued shares of our common stock or shares acquired by us on the open market or otherwise.

Terms of Restricted Stock.  Under the 2006 Director Plan, shares of our common stock may be granted by the Compensation Committee to eligible directors subject to restrictions on sale, pledge or other transfer by the director for a certain period (the restricted period). All such shares of restricted stock will be subject to such restrictions and limitations as the Compensation Committee may provide in an incentive agreement with the participant, including provisions which may obligate the participant to forfeit or resell the shares to us under circumstances, if any, to be specified by the Compensation Committee. Subject to the restrictions provided in the applicable agreement and the 2006 Director Plan, a participant receiving restricted shares of our common stock shall have all of the rights of a stockholder as to such shares, including the right to vote the shares and receive dividends paid thereon.

If a non-employee director ceases to be a member of our Board for any reason, including death, disability, or retirement, any restricted shares granted under the 2006 Director Plan that have not yet vested shall immediately vest or be forfeited as may be determined by the Compensation Committee and described in the director’s incentive agreement.

Adjustment.  In the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in our common stock, all limitations on the number of shares of common stock provided in the 2006 Director Plan and the number of shares of common stock subject to outstanding awards will be adjusted in proportion to the change in the outstanding common stock. The Compensation Committee will make any other adjustments that it determines to be equitable so that participants will have the same relative rights before and after these adjustments.

Change of Control.  In the event of a change of control of our company, as defined in the 2006 Director Plan, all restrictions or limitations on any awards under the plan will lapse and, unless otherwise provided in the applicable incentive agreement, all performance criteria and other conditions relating to restricted shares will generally be deemed to be achieved.

Term of the 2006 Director Plan.  Shares of our common stock may not be granted under the 2006 Director Plan later than August 2, 2016, which is ten years after the date of the 2006 annual meeting. However, restricted shares of our common stock granted prior to such date shall remain in effect until all restrictions thereunder have lapsed or until such shares have been canceled under the terms of the plan or applicable incentive agreement.

Payment of Withholding Taxes.  We may withhold from any payments or stock issuances under the 2006 Director Plan, or collect as a condition of payment, any taxes required by law to be withheld.

Purchase of Incentives.  The Compensation Committee may approve our purchase of an unvested award from the holder by mutual agreement.

Amendments to the 2006 Director Plan.  Our Board may amend or discontinue the 2006 Director Plan at any time. However, our stockholders must approve any amendment that would:

•	materially increase the benefits accruing to participants under the 2006 Director Plan;

•	increase the number of shares of our common stock that may be issued under the 2006 Director Plan;

•	materially expand the classes of persons eligible to participate in the 2006 Director Plan;

•	materially expand the types of awards available for grant under the 2006 Director Plan; or

•	extend the term of the 2006 Director Plan.

No amendment or discontinuance of the 2006 Director Plan may materially impair any previously granted award without the consent of the recipient.

Federal Income Tax Consequences.  Unless the participant who is granted restricted stock makes an election to accelerate recognition of the income to the date of grant (as described below), the participant will not recognize income, and our company will not be allowed a tax deduction, at the time the restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of our common stock as of that date (less any amount paid for the common stock), and we will be allowed a corresponding federal income tax deduction at that time. If the participant files an election under Section 83(b) of the Internal Revenue Code within 30 days of the date of grant of restricted stock, the participant will recognize ordinary income as of the date of the grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time. Any future appreciation in the common stock will be taxable to the participant at capital gains rates. If the stock is later forfeited, however, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.

Awards to be Granted

If the stockholders approve the 2006 Director Plan at the 2006 annual meeting, restricted shares of our common stock will be granted under the 2006 Director Plan on August 3, 2006, or, if later, on the date we file an effective Registration Statement with the Securities and Exchange Commission registering the shares issuable under the 2006 Director Plan, to the persons named and in the amounts set forth below.

New Plan Benefits
2006 Director Stock Plan

Name	Shares of Restricted Stock(1)

John T. Mills	5,000
Charles O. Buckner	5,000
Ken R. LeSuer	5,000
Raymond L. Steele	5,000
All non-employee directors as a group	20,000

(1)	The referenced grant of restricted stock is contingent upon the director’s re-election at the 2006 annual meeting. Such shares of restricted stock shall fully vest on the first to occur of (i) the first anniversary of the date of grant, or (ii) the date of the 2007 annual meeting of our stockholders.

While the 2006 Director Plan is in effect and to the extent that shares of our common stock remain available for issuance thereunder, unless otherwise determined by the Compensation Committee, non-employee directors will continue to receive a number of shares of common stock, with or without restrictions, having an aggregate value of up to $100,000 following each annual meeting of stockholders and upon joining our Board if other than by election at an annual meeting of stockholders.

Equity Compensation Plan Information

The following table presents information as of December 31, 2005, regarding our compensation plans under which our common stock may be issued to employees and non-employees as compensation. The following information has been adjusted to reflect the one-for-twenty-five (1-for-25) reverse stock split effected April 12, 2006.

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to	Weighted-Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
	Warrants and Rights	Warrants and Rights	Column(a)) (2)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	85,024	$183.50	1,713,057
Equity compensation plans not approved by security holders(1)	—	—	—

Total	85,024	$183.50	1,713,057

(1)	Our equity compensation program does not include any equity compensation plans (including individual compensation arrangements) under which common stock is authorized for issuance that was adopted without approval of our stockholders.

(2)	Of the shares remaining available for issuance under our equity compensation plans, no more than 313,057 shares may be issued as restricted stock or other stock-based awards (which awards are valued in whole or in part on the value of the shares of our common stock under each plan).

Recommendation of the Board of Directors

Our Board of Directors urges you to vote FOR the proposal to approve the 2006 Director Plan.

PROPOSAL NO. 3

RATIFICATION OF THE SELECTION OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our 2005 financial statements were audited by Grant Thornton LLP, an independent registered public accounting firm. The Audit Committee of our Board of Directors has appointed Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006, and our Board is submitting that appointment to our stockholders for ratification at the 2006 annual meeting.

Representatives of Grant Thornton LLP are expected to be at the meeting, available to respond to appropriate questions, and will have the opportunity to make a statement if they desire to do so. If the stockholders do not ratify the appointment of Grant Thornton LLP by the affirmative vote of at least a majority of the outstanding shares of our common stock, the Audit Committee of our Board of Directors will reconsider the selection of the independent registered public accounting firm.

Recommendation of the Board of Directors

Our Board of Directors urges you to vote FOR the proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm.

VOTING SHARE OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS

Common Stock Ownership of Principal Stockholders

The following table provides you with information, as of June 28, 2006, regarding beneficial ownership of our common stock of each stockholder that we know to be the beneficial owner of more than 5% of our outstanding common stock, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise indicated, all information set forth in the following table is based on the most recent information filed by these stockholders with the SEC and the shares are held with sole voting and investment power. As of June 28, 2006, we had 32,375,258 shares of common stock outstanding.

		Percent
	No. of	of
Name and Address of Beneficial Owner	Shares	Class

Lloyd I. Miller, III(1)	3,453,466	10.7%
4550 Gordon Drive
Naples, FL 34102
Elliott International, L.P.(2)	3,362,457	10.4%
712 Fifth Avenue
36th Floor
New York, NY 10019
Elliott Associates, L.P.(3)	2,241,639	6.9%
712 Fifth Avenue
36th Floor
New York, NY 10019
Highland Crusader Offshore Partners, L.P.(4)	1,791,355	5.5%
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, TX 75240
Trafelet & Company, LLC(5)	1,718,520	5.3%
900 Third Avenue, 5th Floor
New York, NY 10022

(1)	Based on information provided from his Schedule 13G/A filed February 13, 2006, Lloyd I. Miller, III reported that he has: (i) sole voting and dispositive power with respect to 3,138,488 of these shares as an individual, a manager of a limited liability company that is the general partner of certain limited partnerships, the trustee to certain generation skipping trusts and the custodian to an account set up under the Florida Uniform Gifts to Minors Act; and (ii) shared voting and dispositive power with respect to 2,214,389 of these shares as an investment advisor to the trustee of certain family trusts and as an authorized person with respect to a certain family custody account. Based on information provided in his Form 4 filed June 30, 2006, 1,899,414 shares of our common stock were sold by Lloyd I. Miller and his affiliates on June 28, 2006.

(2)	Based on information provided by Elliot Associates, L.P. in its Schedule 13D/A filed June 30, 2006, Elliott International, L.P. has shared voting and dispositive power with Elliott International Capital Advisors Inc. with respect to the 3,362,457 shares owned by Elliott International, L.P. Hambledon, Inc., a Cayman Islands corporation which is controlled by Paul E. Singer (“Mr. Singer”), is the general partner of Elliott International, L.P. Elliott International Capital Advisors Inc., a Delaware corporation, is the investment manager for Elliott International, L.P. Mr. Singer has both voting and investment decision power with respect to the shares held by Elliott International, L.P.

(3)	In its Schedule 13D/A filed June 30, 2006, Elliott Associates, L.P. reported it has sole voting and dispositive power with respect to the 2,241,639 shares it beneficially owns. Mr. Singer, Elliott Capital Advisors, L.P., a Delaware limited partnership and Elliott Special GP, LLC, a Delaware limited liability company, both of which are controlled by Mr. Singer, are the general partners of Elliott Associates, L.P. Mr. Singer has both voting and investment decision power with respect to the shares held by Elliott Associates, L.P.

(4)	Based on information provided in its Schedule 13D/A filed May 18, 2006. Highland Crusader Offshore Partners, L.P. is controlled by its general partner, Highland Crusader Fund GP, L.P., which is controlled by its general partner, Highland Crusader GP, LLC. Highland Capital Management, L.P. is the sole member of Highland Crusader GP, LLC. Strand Advisers, Inc. is the general partner of Highland Capital Management, L.P. and James D. Dondero is the president and director of Strand Advisors, Inc. James D. Dondero may be deemed to have both voting and investment decision power with respect to the shares held by Highland Crusader Offshore Partners, L.P. Information provided also reflects 198,562 shares of our common stock sold by Highland Crusader Offshore Partners, L.P. in a public offering which was completed on June 28, 2006.

(5)	In its Schedule 13G filed January 24, 2006, Trafelet & Company, LLC, reported that it has shared voting and dispositive power with respect to all reported shares with Remy W. Trafelet, the managing member of Trafelet & Company, LLC.

Common Stock Ownership of Management

The following table provides you with information, as of June 28, 2006, regarding beneficial ownership of our common stock by each of our directors and named executive officers and all of our directors and executive officers as a group. All information set forth in the following table is based on the most recent information filed by our officers or directors with the SEC. Unless otherwise indicated, all shares are held with sole voting and investment power.

		No. of Shares
		Acquirable
	No. of	Through	Percent of
Name of Beneficial Owner(1)	Shares(2)	Stock Options	Class

David W. Sharp	194,483	6,720	*
George G. Reuter	194,083	2,200	*
William B. Gibbens, III	199,203	3,520	*
Ronald D. Mogel	—	1,200	*
John T. Mills	2,200	800	*
Charles O. Buckner	—	800	*
Ken R. LeSuer	—	1,000	*
Raymond L. Steele	—	400	*
All executive officers and directors as a group (8 persons)	589,969	16,640	2.0%

*	Less than 1%.

(1)	The address for the directors and executive officers is 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

(2)	Excludes shares subject to options that will be exercisable within 60 days of June 28, 2006, which shares are set forth separately in the next column.

EXECUTIVE OFFICER COMPENSATION

Summary of Compensation

The following table sets forth information for the years indicated concerning the compensation we paid to our Chief Executive Officer and to each of our other executive officers who were serving as executive officers at the end of fiscal year ended December 31, 2005 for services rendered during that fiscal year.

Summary Compensation Table

		Annual Compensation				Awards
							Securities
							Underlying
				Other Annual		Restricted	Options/	All Other
		Salary	Bonus	Compensation		Stock Awards	SAR’s	Compensation
Name and Principal Position	Year	($)	($)	($)(1)		($)(2)	(#)	($)(3)

David W. Sharp	2005	$379,374	$626,800	$59,800	(5)	$2,882,563	—	$9,090
President and Chief	2004	256,000	50,000	—		—	—	10,027
Executive Officer(4)	2003	228,000	—	—		—	1,400	8,780
Richard A. Sebastiao	2005	$—	$—	$276,685	(7)	$—	—	$—
Former Chief	2004	—	—	547,074	(7)	—	—	—
Restructuring Officer(6)	2003	—	—	—		—	—	—
George G. Reuter	2005	$275,000	$434,300	$—		$2,882,563	—	$6,245
Executive Vice President and	2004	236,333	50,000	—		—	—	5,582
Chief Operating Officer(8)	2003	191,500	—	—		—	700	5,070
William B. Gibbens, III	2005	$256,000	$424,800	$—		$2,882,563	—	$4,574
Executive Vice President	2004	256,000	50,000	—		—	—	4,172
and General Counsel(9)	2003	240,500	—	—		—	1,200	3,370
Ronald D. Mogel	2005	$225,518	$43,750	$—		$—	—	$7,530
Vice President and	2004	201,250	5,000	—		—	—	6,687
Chief Financial Officer(10)	2003	201,250	—	—		—	—	6,509

(1)	For years in which no amounts are disclosed in this column, perquisites and other personal benefits paid to such executive officer in that year did not exceed the lesser of $50,000 or 10% of such executive officer’s salary and bonus for that year.

(2)	Represents the dollar value of 250,658 shares of restricted stock issued to each of Mr. Sharp, Mr. Reuter and Mr. Gibbens on September 15, 2005, multiplied by the closing price of $11.50 as of the grant date. Mr. Sebastiao and Mr. Mogel were not issued restricted stock. As of December 31, 2005, the end of our most recently completed fiscal year, the aggregate number of shares of restricted stock held by each of Mr. Sharp, Mr. Reuter and Mr. Gibbens was 234,083 shares. Based on the closing price of our common stock on December 31, 2005 of $16.50, these shares of restricted stock are valued at $3,862,369. The shares issued to these executive officers vest in four equal installments on September 30, 2005 and July 6, 2006, 2007 and 2008. Dividends will be paid on the restricted stock to the extent dividends are paid on any of our common stock.

(3)	Comprised of (i) matching contributions to our 401(k) Plan and (ii) premiums that we paid on term life insurance policies that we maintain for these executive officers for which we are not the named beneficiary, in each case as follows:

		401(k) Plan	Life Insurance
Name	Year	Contributions	Premiums

Mr. Sharp	2005	$4,200	$4,890
	2004	3,900	6,127
	2003	3,600	5,180
Mr. Reuter	2005	$5,250	$995
	2004	4,875	707
	2003	4,500	570
Mr. Gibbens	2005	$2,800	$1,774
	2004	2,600	1,572
	2003	2,400	970
Mr. Mogel	2005	$6,000	$1,530
	2004	5,250	1,437
	2003	5,143	1,366

(4)	Mr. Sharp was elected our President and Chief Executive Officer on April 30, 2005.

(5)	Of this aggregate amount, $50,000 is attributable to a membership fee for a country club.

(6)	Mr. Sebastiao served as our Chief Restructuring Officer and principal executive officer from August 30, 2004 until April 30, 2005 pursuant to a management consulting agreement that we entered into with RAS Management Advisors, Inc., of which Mr. Sebastiao is President.

(7)	This amount represents payments to RAS Management Advisors, Inc., pursuant to the management consulting agreement that we entered into with it for services performed by Mr. Sebastiao as our Chief Restructuring Officer and principal executive officer and other agents of RAS Management Advisors, Inc.

(8)	Mr. Reuter became an executive officer on December 15, 2004.

(9)	Mr. Gibbens became an executive officer on July 1, 2003.

(10)	Mr. Mogel became an executive officer on April 30, 2005.

Aggregate Options

The following table shows all outstanding stock options held by each of our executive officers as of December 31, 2005. None of these stock options were in-the-money as of December 31, 2005. None of our executive officers exercised any stock options in 2005. No stock options were granted to our executive officers during 2005.

Options at December 31, 2005

Number of Securities
Underlying Unexercised
Options/SARs at
Fiscal Year End (#)
Exercisable/
Name	Unexercisable

David W. Sharp	6,253/467
Richard A. Sebastiao	—/—
George G. Reuter	1,967/233
William B. Gibbens, III	3,120/400
Ronald D. Mogel	1,120/80

Executive Employment Agreements

On July 6, 2005, we entered into an employment agreement with David W. Sharp, our President and Chief Executive Officer. Mr. Sharp’s employment agreement provides for a term expiring on December 31, 2008, and a minimum annual base salary of $440,000, which is reviewed at least annually. In connection with Mr. Sharp’s execution of the employment agreement, Mr. Sharp received a $220,000 bonus, of which 50% was paid upon execution of the employment agreement and the balance was paid on December 31, 2005. On September 15, 2005, we granted to Mr. Sharp 250,658 shares of restricted common stock pursuant to the 2005 Incentive Plan. In addition, Mr. Sharp will be eligible to earn an annual incentive bonus based on pre-established goals determined by our compensation committee and set out in writing. Any bonus shall not exceed 150% of his annual base salary at the end of the fiscal year with respect to which the bonus is paid.

On July 6, 2005, we entered into an employment agreement with George G. Reuter, our Executive Vice President and Chief Operating Officer. Mr. Reuter’s employment agreement provides for a term expiring on December 31, 2008, and a minimum annual base salary of $275,000, which is reviewed at least annually, and was increased to $300,000 effective March 1, 2006. In connection with Mr. Reuter’s execution of the employment agreement, Mr. Reuter received a $220,000 bonus, of which 50% was paid upon execution of the employment agreement and the balance was paid on December 31, 2005. On September 15, 2005, we granted to Mr. Reuter 250,658 shares of restricted common stock pursuant to the 2005 Incentive Plan. In addition, Mr. Reuter will be eligible to earn an annual incentive bonus based on pre-established goals determined by our compensation committee and set out in writing. Any bonus shall not exceed 100% of his annual base salary at the end of the fiscal year with respect to which the bonus is paid.

On July 6, 2005, we entered into an employment agreement with Mr. Gibbens, our Executive Vice President, Secretary and General Counsel. Mr. Gibbens’ employment agreement provides for a term expiring on December 31, 2008, and a minimum annual base salary of $256,000, which is reviewed at least annually, and was increased to $285,000 effective March 1, 2006. In connection with Mr. Gibbens’ execution of the employment agreement, Mr. Gibbens received a $220,000 bonus, of which 50% was paid upon execution of the employment agreement and the balance was paid on December 31, 2005. On September 15, 2005, we granted to Mr. Gibbens 250,658 shares of restricted common stock pursuant to the 2005 Incentive Plan. In addition, Mr. Gibbens will be eligible to earn an annual incentive bonus based on pre-established goals determined by our compensation committee and set out in writing. Any bonus shall not exceed 100% of his annual base salary at the end of the fiscal year with respect to which the bonus is paid.

On July 6, 2005, we entered into an employment agreement with Ronald D. Mogel, our Vice President and Chief Financial Officer. Mr. Mogel’s employment agreement provides for a term expiring on December 31, 2008, and a minimum annual base salary of $230,000, which is reviewed at least annually, and was increased to $245,000 effective May 1, 2006. In addition, Mr. Mogel will be eligible to earn an annual incentive bonus based on pre-established goals determined by our compensation committee and set out in writing. Any bonus shall not exceed 100% of his annual base salary at the end of the fiscal year with respect to which the bonus is paid.

If we terminate Messrs. Sharp’s, Reuter’s, Gibbens’ or Mogel’s employment under his respective employment agreement within 180 days of certain defined change in control events other than for disability or cause, as defined in the agreement, or if any of them terminates his employment following the defined change of control events as a result of either not having an equivalent or greater capacity, position or duties than he had prior to the change of control or having his place of employment being transferred outside the Houston Metropolitan area, he is entitled to: (i) a lump sum payment equal to two times his annual base salary at the time of termination and the average of all bonuses paid or payable annually to him for the preceding three fiscal years; and (ii) receive for a period of two years from the date of termination life, health, accident and disability insurance. If we terminate any of Messrs. Sharp’s, Reuter’s, Gibbens’ or Mogel’s employment under his respective employment agreement other than for disability or cause, as defined in the agreement, or he terminates his agreement as a result of being assigned to or given any capacity, position or duties of lesser authority than that of an executive officer of our company and such termination does not occur within 180 days of certain defined change in control events, he is entitled to: (i) a lump sum payment equal to the amount of his annual base salary that otherwise would have been paid to him had he remained employed through the term of the agreement; and (ii) receive life, health, accident and disability insurance for such period.

Each of Messrs. Sharp’s, Reuter’s, Gibbens’ and Mogel’s employment agreements contain agreements that restrict them from using or disclosing confidential information and from competing with us in specified geographic areas during his employment and for one year after the termination of his employment. In addition, in the event payments or benefits to any of Messrs. Sharp, Reuter, Gibbens or Mogel are subject to excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay to him an additional amount so that the net amount retained by him after deduction of any excise tax, together with any interest or penalties, shall be equal to the value of such payments or benefits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee are Messrs. Mills, Buckner and LeSuer. No member of our Compensation Committee served as an officer or employee of our company or any of our subsidiaries prior to or while serving on our Compensation Committee. In 2005, none of our executive officers served as a director or member of the compensation committee of another entity, any of whose executive officers served on our Board of Directors or on our Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

Our Compensation Committee reviews and approves the compensation of our executive officers. Our Board of Directors also granted our Compensation Committee the authority to review, analyze and recommend compensation programs to our Board of Directors and to administer and grant awards under our stock incentive plans.

Our Compensation Committee structures the compensation of our executive officers to:

•	Reflect our company’s financial performance and market position during the year;

•	Emphasize performance-based compensation that balances rewards for short-term and long-term results;

•	Provide a competitive level of compensation that will assist us in attracting and retaining qualified executives; and

•	Link executive compensation to the interests of our stockholders.

During 2005, our executive compensation program was comprised of base salaries, stock-based incentive awards and cash bonuses as described below.

Salary

We have entered into employment agreements with each of our executive officers. The terms of such agreements were the results of arms-length negotiations between us and each executive officer. The agreements establish the base salary for each officer during the term of the agreement. You can find further information regarding the employment agreements of our executive officers under “Executive Employment Agreements,” above. We based the salaries in part on the compensation levels necessary to attract and retain these executive officers and overall competitive market conditions. In 2006, the salaries for the executives were reviewed and increased. The raises given to each executive was based on his individual performance, our positive overall financial results, and increases in general levels of compensation for executives at comparable companies.

Bonuses

We may pay annual cash incentive bonuses to our executives in an effort to provide a fully competitive compensation package that is linked to the attainment of our short-term goals.

Our Compensation Committee established the performance goals for the Company’s officers and key employees for fiscal year 2005 under its 2005 Annual Incentive Bonus Plan (the “Bonus Plan”). The 2005 incentive compensation performance goals under the Bonus Plan were based on the results of the Company’s operations, specifically, the amount by which the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) exceeds an EBITDA goal.

In December 2005, in light of the achievement of the performance measures under our Bonus Plan, our Compensation Committee also approved the payment of the maximum bonus to each participant in the Bonus Plan. 50% of each participant’s bonus was paid in December 2005, and the remainder was paid upon finalizing our 2005 financial results.

Stock-Based Incentive Compensation

We provide long-term incentives under our stock incentive plans to our executives, in the form of (i) incentive stock options under Section 422 of the Internal Revenue Code, (ii) non-qualified stock options, (iii) restricted stock, (iv) restricted stock units, (v) stock-settled stock appreciation rights, and (vi) other stock-based awards. We believe that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with the stockholders while enhancing our ability to attract and retain individuals of exceptional talent necessary for our continued success.

Position Regarding Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction allowable to us for compensation paid to each of our executive officers in any year to $1 million. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. Stock options granted by us have been structured to qualify as performance-based. Although none of our executive officers reached the deduction limitation in 2005, our Compensation Committee plans to continue to evaluate our cash and stock incentive programs as to the advisability of future compliance with Section 162(m).

Compensation for the Chief Executive Officer

During 2005, we initiated a two-step recapitalization plan to improve our financial condition and service our maturing debt. In recognition of his exceptional leadership and role in the success of our recapitalization plan, our Compensation Committee took the following action with respect to Mr. Sharp’s compensation:

•	Mr. Sharp’s annual base salary was increased by our Compensation Committee on May 10, 2005 from $256,000 to $440,000, prior to the execution of his new employment agreement in July 2005. As described above under “Executive Employment Agreements,” Mr. Sharp was paid a bonus of $220,000 in connection with the execution of this agreement.

•	In April 2005, our Compensation Committee awarded Mr. Sharp a retention bonus of $76,800 following the implementation of the first step of our recapitalization plan. In December 2005, Mr. Sharp also received a cash bonus of $330,000 upon achievement of the performance measures of our Bonus Plan as described above.

•	In September 2005, Mr. Sharp, as well as Messrs. Reuter and Gibbens, were each granted 250,658 shares of restricted stock pursuant to our 2005 Incentive Plan. These shares of restricted stock vest in four equal installments on September 30, 2005, and July 6, 2006, 2007 and 2008. Because these restricted stock grants vest over several years, they are designed to encourage our executives to remain employed with us in the future.

The Compensation Committee

John T. Mills	Charles O. Buckner	Ken R. LeSuer

AUDIT COMMITTEE REPORT

Our Audit Committee is comprised of three members of our Board of Directors, Messrs. Mills, Buckner and Steele, and operates under a written charter adopted by our Board of Directors. Each member of the committee meets our current Audit Committee independence standards established by Nasdaq and the SEC.

Management has the primary responsibility for the company’s systems of internal controls and the overall financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted accounting standards and to issue a report thereon. Our Audit Committee’s responsibility is to monitor and oversee these processes. Our Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the company’s financial statements.

In fulfilling its responsibilities under its charter during 2005, our Audit Committee reviewed and discussed the company’s audited financial statements with management, which has the primary responsibility for the financial statements, and the company’s independent registered public accounting firm for its most recently-completed fiscal year, Grant Thornton LLP, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The discussions included the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures. Our Audit Committee also reviewed all fees paid to the independent registered public accounting firm and has considered whether the rendering of non-audit services is compatible with maintaining the independence of Grant Thornton LLP. These fees are described immediately following this report.

Our Audit Committee reviewed with Grant Thornton LLP the matters required to be discussed by Statement on Accounting Standards No. 61 (Communication with Audit Committees). In addition, our Audit Committee has received and reviewed the written disclosures and the letter from Grant Thornton LLP required by the Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with Grant Thornton LLP their independence from the company.

Based on the review and discussions stated above, and subject to the limitations on the role and responsibilities of our Audit Committee referred to in its charter, our Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2005.

The Audit Committee

Charles O. Buckner	John T. Mills	Raymond L. Steele

Principal Accountant Fees and Services

On June 11, 2004, PricewaterhouseCoopers LLP (“PwC”) resigned as our independent registered public accounting firm. On July 14, 2004, we engaged Grant Thornton LLP (“Grant Thornton”) to serve as our independent registered public accounting firm. The following table lists the aggregate fees and costs billed by PwC and Grant Thornton to us for the 2004 services and by Grant Thornton to us for the 2005 services identified below:

	Amount Billed
	2004		2005

Audit Fees	$718,181	(1)	$660,400
Audit-Related Fees	74,000	(2)	33,600	(3)
Tax Fees(4)	—		—
All Other Fees(4)	—		—

Total	$792,181		$694,000

(1)	Of this aggregate amount, $50,510 is attributable to fees billed by PwC for services in connection with its review of our interim financial statements for the first quarter of 2004. The balance of such amount is attributable to fees billed by Grant Thornton for audit services in connection with its review of our interim financial statements for the second and third quarters of fiscal year 2004 and the fiscal 2004 year-end audit.

(2)	Of this aggregate amount, $50,000 is attributable to fees billed by PwC for services in connection with its review of our internal controls. The remaining amount of $24,000 is for fees billed by Grant Thornton for services in connection with their audit of our December 31, 2003 401(k) plan in 2004.

(3)	This amount is for fees billed by Grant Thornton for services in connection with their audit of our December 31, 2004 401(k) plan in 2005.

(4)	For the fiscal years 2004 and 2005, PwC and Grant Thornton did not provide us with any tax services or other services.

Audit Committee Pre-Approval Policy

All of the services performed by our independent registered public accounting firm in 2005 were pre-approved by the Audit Committee of our board of directors. Any requests for audit, audit-related, tax and other services must be submitted to the Audit Committee for specific pre-approval. Normally, pre-approval is considered at regularly scheduled meetings.

PERFORMANCE GRAPH

The graph and corresponding table below compares the total stockholder return on our common stock with the total return on the S&P 500 Index and our Peer Group Index for the five-year period from December 31, 2000 to December 31, 2005, in each case assuming the investment of $100 on December 31, 2000 and the reinvestment of all dividends for the period indicated. Our Peer Group Index consists of Global Industries, Ltd., Acergy, S.A. (formerly Stolt Offshore, S.A.), Helix Energy Solutions Group, Inc. (formerly Cal Dive International, Inc.), Technip S.A. (formerly Coflexip Stena Offshore Group, S.A.) and McDermott International, Inc.

TOTAL STOCKHOLDER RETURN

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Index	2000	2001	2002	2003	2004	2005
Horizon Offshore, Inc.	$100.00	$31.18	$25.22	$22.28	$8.41	$3.34
Peer Group Index	100.00	88.80	40.22	60.97	103.78	243.15
S&P 500 Index	100.00	86.96	66.64	84.22	91.79	94.55

CERTAIN TRANSACTIONS

In August 1998, we entered into a master services agreement with Odyssea Marine, Inc. (“Odyssea”), an entity wholly-owned by Elliott Associates, L.P. and Elliott International, L.P. (the “Elliott Companies”) to charter certain marine vessels from Odyssea. The Elliott Companies are collectively our largest stockholder. During the 2005 fiscal year, Odyssea billed us $15.3 million and we paid Odyssea $12.9 million for services rendered under the agreement. As of December 31, 2005, we owed Odyssea $5.9 million for services rendered.

During the fourth quarter of 2005, we sold a diving support vessel that was held for sale to Odyssea for $1.5 million. We recognized an impairment loss of $0.8 million during the third quarter based on the expected sales price of this asset.

On March 31, 2005, we closed the loans under our senior credit facilities of $30 million and $40 million, respectively, with Manchester Securities Corp., an affiliate of Elliott Associates, L.P. and under common management with Elliott International, L.P., and other holders or affiliates of holders of our 16% and 18% Subordinated Secured Notes due March 31, 2007 (the “Subordinated Notes”) and beneficial owners of our common stock. In conjunction with these loans, we paid Manchester Securities Corp. and the other lenders under our senior credit facilities, a closing fee equal to 2% of the loans, or $1.4 million. On March 9, 2006, we entered into a loan agreement with The CIT Group/ Equipment Financing, Inc. and used a portion of the proceeds from this term loan to repay the outstanding amounts under our senior credit facilities.

We issued an aggregate of 2,400,001 shares of our common stock and an aggregate of one million shares of Series B Mandatorily Convertible Redeemable Preferred Stock (the “Series B Preferred Stock”) in a debt for equity exchange transaction (the “Exchange Transaction”) to holders and affiliates of holders of our Subordinated Notes. During the fourth quarter of 2005, 22,165,574 shares of our common stock were issued to holders of our Subordinated Notes upon the conversion or earlier exchange of our Series B Preferred Stock. During December 2005, we exchanged $13.2 million, including accrued and unpaid interest, of our Subordinated Notes in transactions which resulted in the issuance of 1,395,272 shares of our common stock to these holders. The total shares of common stock held by the Elliott Companies and Manchester Securities Corp. (collectively, the “Elliott Entities”), Lloyd I. Miller and his affiliates (collectively, “Miller”), Falcon Mezzanine Partners, LP (“Falcon”), B. Riley & Co., Inc. and its affiliates (collectively, “Riley”) and Highland Crusader Offshore Partners (“Highland”), each of which were at least 5% beneficial owners of our common stock on December 31, 2005, and other holders are as follows:

		% of
		Outstanding
	Total Shares	Common Stock
	of Common	on December 31,
	Stock	2005

Elliott Entities	10,006,119	32.9%
Miller	5,352,877	17.6%
Falcon	3,200,575	10.5%
Riley	2,612,608	8.6%
Highland	2,243,327	7.4%
Other Subordinated Note holders	2,545,340	8.4%

	25,960,847	85.5%

In connection with the Exchange Transaction, we also entered into a registration rights agreement obligating us to file registration statements under the Securities Act of 1933 with respect to the 2,400,001 shares of our common stock issued in connection with such transaction and the shares of common stock issued upon conversion or earlier exchange of the Series B Preferred Stock. In connection with the private placement of our common stock in December 2005 and the exchange of our Subordinate Notes that remained outstanding after the consummation of the Exchange Transaction, the registration rights agreement was amended to require us to register the shares of our common stock issued in connection with such transactions. In the fourth quarter of 2005 and in the first quarter of 2006, we filed separate registration statements to register the shares of our common stock issued in connection with these transactions.

If these stockholders act together, they are in a position to control the election of our directors and to control or exercise substantial influence over the outcome of any matter requiring a stockholder vote.

The remaining $12.8 million, including paid-in-kind interest, of outstanding Subordinated Notes as of December 31, 2005 are held by the Elliott Entities, Falcon, and Miller, each of which were at least 5% beneficial owners of our common stock on December 31, 2005, as follows (in millions):

Amount

Elliott Entities	$4.6
Miller	3.4
Falcon	4.8

$12.8

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3, 4 and 5 filed during 2005, and written representations from certain reporting persons that no Forms 5 were required, we reasonably believe, with the exceptions noted below, that all required reports were timely filed. As a result of a clerical error, each of Messrs. Sharp, Reuter and Gibbens, executive officers of our company, failed to timely file a Form 4 to report that he had shares withheld from the vesting of restricted stock to satisfy withholding taxes on September 30, 2005. In addition, each of Messrs. Reuter and Gibbens failed to include the common stock indirectly held by each through our 401(k) plan in his Form 3. A Form 5 for each these officers was filed on February 13, 2006 to report these transactions and include these holdings.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or if you share an address with another stockholder and you would prefer to receive a single copy of the proxy statement instead of multiple copies, please notify your broker if your shares are held in a brokerage account. The Company promptly will deliver to a stockholder who received one proxy statement as the result of householding a separate copy of the proxy statement upon the stockholder’s written or oral request directed to Corporate Secretary, Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

By Order of the Board of Directors

William B. Gibbens, III
Secretary

Houston, TX
July 11, 2006

Appendix A

HORIZON OFFSHORE, INC.
2006 DIRECTOR STOCK PLAN

1. Purpose of the Plan.  The purpose of the 2006 Director Stock Plan (this “Plan”) of Horizon Offshore, Inc. (“Horizon”) is to increase stockholder value and to advance the interests of Horizon and its subsidiaries (collectively, the “Company”) by strengthening Horizon’s ability to attract, motivate and retain directors of experience and ability, and to encourage the highest level of director performance by providing directors with a proprietary interest in the Company’s financial success and growth through grants of common stock of Horizon (the “Common Stock”), which grants may or may not be subject to restrictions (the “Incentives”). As used in this Plan, the term “subsidiary” means any corporation, limited liability company or other entity of which Horizon owns (directly or indirectly) within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”), 50% or more of the total combined voting power of all classes of stock, membership interests or other equity interests issued thereby.

2. Administration.

2.1 Composition.  This Plan shall be administered by the compensation committee of the Board of Directors of Horizon (the “Board”), or by a subcommittee of the compensation committee. The committee or subcommittee that administers this Plan shall hereinafter be referred to as the “Committee.” The Committee shall consist of not fewer than two members of the Board of Directors, each of whom shall qualify as a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”), or any successor rule.

2.2 Authority.  The Committee shall have the authority to grant Incentives under this Plan, to interpret this Plan and, subject to its provisions, to prescribe, amend and rescind Plan rules and to make all other determinations necessary for the Plan’s administration. Notwithstanding the foregoing, the Board shall have the authority to amend or discontinue the Plan, as provided in Section 8.8 hereof. All action taken by the Committee in the administration and interpretation of the Plan shall be final and binding upon all parties. No member of the Committee or of the Board will be liable for any action or determination made in good faith by the Committee or the Board with respect to the Plan or any Incentive.

3. Eligible Participants.  Members of the Board who are not employed by Horizon or any of its subsidiaries are eligible to receive Incentives as set forth in this Plan.

4. Shares Subject to this Plan.

4.1 Number of Shares.  Subject to adjustment as provided in Section 4.3 a total of 150,000 shares of Common Stock are authorized to be issued as under the Plan. In the event that shares of Common Stock are issued as Incentives under the Plan and are thereafter forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited or reacquired shares may again be issued under the Plan.

4.2 Type of Common Stock.  The shares of Common Stock with respect to which awards may be granted under this Plan may be currently authorized but unissued shares or shares currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

4.3 Adjustment.  In the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the Common Stock, all limitations on numbers of shares of Common Stock provided in this Plan and the number of shares of Common Stock subject to outstanding Incentives shall be equitably adjusted in proportion to the change in outstanding shares of Common Stock. In addition, in the event of any such change in the Common Stock, the Committee shall make any other adjustment that it determines to be equitable, including adjustments to the exercise price of any option or the base price of any stock appreciation right and any per share performance objectives of any Incentive in order to provide participants with the same relative rights before and after such adjustment.

5. Annual Grants.

5.1 Initial Grant.  On the day following the annual meeting of stockholders held on August 2, 2006, or, if later, on the date the Company files an effective registration statement with the Securities and Exchange Commission registering the shares of Common Stock issuable under this Plan, each member of the Board eligible to receive an award under this Plan will be automatically granted 5,000 restricted shares of Common Stock. Such restricted shares shall fully vest on the first to occur of (i) the first anniversary of the date of grant, or (ii) the date of the 2007 annual meeting of Horizon’s stockholders.

5.2 Future Grants.  Unless the Committee determines otherwise (i) on the next business day after each annual meeting of Horizon’s stockholders occurring after January 1, 2007, each member of the Board eligible to receive an award under this Plan shall receive a grant of Incentives with an aggregate market value of up to $100,000 as determined by reference to the Fair Market Value of the Common Stock on the date of the annual meeting, and (ii) each person who becomes a member of the Board other than through elections at an annual meeting of stockholders and who is eligible to receive an award under this Plan shall receive a grant of Incentives on the next business day following the date such eligible director becomes a member of the Board with an aggregate market value of up to $100,000 as determined by reference to the Fair Market Value of the Common Stock on the date such person becomes a member of the Board. The type of Incentive awarded, amount of shares subject to the awards, and the terms of such awards shall be at the discretion of the Committee in accordance with this Plan.

6. Common Stock.  The Committee may award shares of Common Stock with no restrictions or limitations pursuant to this Plan.

7. Restricted Stock.

7.1 Grant of Restricted Stock.  An award of restricted stock (“Restricted Stock”) may be subject to the attainment of specified performance goals or targets, restrictions on transfer, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of this Plan.

7.2 Restricted Period.  At the time an award of Restricted Stock is made, the Committee shall establish a period of time during which the transfer of the shares of Restricted Stock shall be restricted (the “Restricted Period”). Each award of Restricted Stock may have a different Restricted Period. The Committee may in its discretion declare the Restricted Period terminated upon a participant’s death, disability, retirement or other cessation of Board service and permit the sale or transfer of the Restricted Stock. The expiration of the Restricted Period shall also occur as provided under Section 8.10 upon a Change of Control of the Company.

7.3 Escrow.  The participant receiving Restricted Stock shall enter into an Incentive Agreement with the Company setting forth the conditions of the grant. Any certificates representing shares of Restricted Stock shall be registered in the name of the participant and deposited with the Company, together with a stock power endorsed in blank by the participant. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it is subject to the terms and conditions (including conditions of forfeiture) contained in the Horizon Offshore, Inc. 2006 Director Stock Plan (the “Plan”) and an agreement entered into between the registered owner and Horizon Offshore, Inc. thereunder. Copies of this Plan and the agreement are on file and available for inspection at the principal office of the Company.

7.4 Dividends on Restricted Stock.  Any and all cash and stock dividends paid with respect to the shares of Restricted Stock shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements as the Committee may, in its discretion, prescribe in the Incentive Agreement.

7.5 Forfeiture.  In the event of the forfeiture of any shares of Restricted Stock under the terms provided in the Incentive Agreement (including any additional shares of Restricted Stock that may result from the reinvestment of cash and stock dividends, if so provided in the Incentive Agreement), such forfeited shares shall be surrendered and the certificates cancelled. The participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional shares received pursuant to Section 4.3 due to a recapitalization, stock split or other change in capitalization described therein.

7.6 Expiration of Restricted Period.  Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the applicable Incentive Agreement or at such earlier time as provided for in Section 7.2, the restrictions applicable to the Restricted Stock shall lapse and a stock certificate for the number of shares of Restricted Stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions and legends other than those required by law, to the participant or the participant’s estate, as the case may be.

7.7 Rights as a Stockholder.  Subject to the restrictions imposed under the terms and conditions of this Plan and subject to any other restrictions that may be imposed in the Incentive Agreement, each participant receiving Restricted Stock shall have all the rights of a stockholder with respect to shares of Common Stock during any period in which such shares are subject to forfeiture and restrictions on transfer, including the right to vote such shares.

8. General Provisions.

8.1 Duration.  No Incentives may be granted under the Plan later than ten years after the date of its approval by the Company’s stockholders; provided, however, that Incentives granted prior to such date shall remain in effect until all restrictions imposed on shares of Common Stock in connection with their issuance under this Plan have lapsed.

8.2 Effect of Termination of Board Service.  In the event that a participant ceases to be a member of the Board eligible to participate in the Plan for any reason, including death, disability, or retirement, any outstanding Restricted Stock then held by such participant may vest or may be forfeited at such times or in such manner as is set forth in the applicable Incentive Agreement. In its discretion, the Committee may resolve any questions under this Plan or any Incentive Agreement as to whether and when there has been a termination of Board service and the cause or nature of such termination.

8.3 Additional Conditions.  Anything in this Plan to the contrary notwithstanding:

(a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his own account for investment and not for distribution; and

b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

8.4 Incentive Agreements.  Restricted Stock granted under this Plan shall be subject to such terms and conditions, not inconsistent with this Plan, as the Committee may, in its sole discretion, prescribe and set forth in the Incentive Agreement. Such terms and conditions may provide for the forfeiture of Restricted Stock or the gain associated with it under certain circumstances to be set forth in the Incentive Agreement. In connection with the grant of Restricted Stock under this Plan, the Committee shall authorize and approve a form of Incentive

Agreement governing the terms and conditions of such award, and cause the Company to prepare an individual agreement with or notice to each eligible director. A copy of such document shall be provided to each such director, and the Committee may, but need not, require that such director duly execute and deliver to the Company a copy of such document as a condition precedent to the effectiveness of the grant. Such document is referred to in this Plan as an “Incentive Agreement” regardless of whether a participant’s signature is required.

8.5 Withholding.  The Company shall have the right to withhold from any payments or stock issuances under this Plan, or to collect as a condition of payment, any taxes required by law to be withheld.

8.6 No Conferment of Rights.  Nothing in this Plan or in any agreement or instrument executed pursuant to this Plan will confer upon any participant any right to continue to serve as a director or affect the right of the Company to terminate the services of any director.

8.7 Deferral Permitted.  Payment of cash or distribution of any shares of Common Stock to which a participant is entitled under any grant of Restricted Stock shall be made as provided in the Incentive Agreement. Payment may be deferred at the option of the participant if provided in the Incentive Agreement.

8.8 Amendment or Discontinuance of this Plan.  The Board may amend or discontinue this Plan at any time; provided, however, that no such amendment may:

(a) without the approval of the stockholders, (i) increase, subject to adjustments permitted herein, the maximum number of shares of Common Stock that may be issued through this Plan, (ii) materially increase the benefits accruing to participants under this Plan, (iii) materially expand the classes of persons eligible to participate in this Plan, (iv) materially expand the types of awards available for grant under the Plan, or (v) amend Section 8.1 to permit grants of Restricted Stock hereunder later than ten years after the date this Plan is approved by the Company’s stockholders, or

(b) materially impair, without the consent of the recipient, an award previously granted, except (i) as otherwise provided in Section 8.14 and (ii) that the Company retains all rights to take action under Section 8.10 and to include in Incentive Agreements provisions authorizing the Committee in its discretion to cancel unvested awards.

8.9 Definition of Fair Market Value.  Whenever the “Fair Market Value” of Common Stock or some other specified security must be determined for purposes of this Plan, it shall be determined as follows: (i) if the Common Stock or other security is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share thereof on such exchange or quotation system on the applicable date or, if shares are not traded on such day, on the next preceding trading date, (ii) if the Common Stock or other security is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the applicable date or, if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (iii) if the Common Stock or other security is not regularly quoted, the fair market value of a share thereof on the applicable date as established by the Committee in good faith.

8.10 Change of Control.

(a) Unless otherwise provided in the Incentive Agreement, a Change of Control shall mean:

(i) the acquisition by any person of beneficial ownership of 50% or more of the outstanding shares of the Common Stock or 50% or more of the combined voting power of Horizon’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following transactions and acquisitions shall not constitute a Change of Control:

(A) any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under Section 8.10(a)(ii) hereof) of Common Stock directly from the Company,

(B) any acquisition of Common Stock by the Company,

(C) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(D) any acquisition of Common Stock by any corporation pursuant to a Business Combination that does not constitute a Change of Control under Section 8.10(a)(ii) hereof; or

(ii) consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of Horizon) or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination, the individuals and entities who were the beneficial owners of Horizon’s outstanding Common Stock and Horizon’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof; or

(iii) approval by the stockholders of Horizon of a complete liquidation or dissolution of Horizon.

For purposes of this Section 8.10, the term “person” shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

(b) Upon a Change of Control of the type described in clause (a)(i) of this Section 8.10 or upon the approval by the Board of Directors of Horizon of any Change of Control of the type described in clause (a)(ii) or (a)(iii) of this Section 8.10, all unvested Incentives shall automatically vest, all restrictions or limitations on any Incentives shall automatically lapse and, unless otherwise provided in the Incentive Agreement, all performance criteria and other conditions relating to the payment of Incentives shall be deemed to be achieved at the target level without the necessity of action by any person.

(c) In the event that the consideration offered to stockholders of Horizon in any transaction described in this Section 8.10 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

8.11 Repurchase.  Upon approval of the Committee, the Company may repurchase all or a portion of a previously granted award from a participant by mutual agreement by payment to the participant of cash or Common Stock or a combination thereof with a value equal to the value of the award determined in good faith by the Committee.

8.12 Liability.

(a) Neither Horizon, its affiliates or any of their respective directors or officers shall be liable to any participant relating to the participant’s failure to (i) realize any anticipated benefit under an Incentive due to the failure to satisfy any applicable conditions to vesting, payment or settlement, including the failure to attain performance goals or to satisfy the conditions specified in Section 8.3 or (ii) realize any anticipated tax benefit or consequence due to changes in applicable law, the particular circumstances of the participant, or any other reason.

(b) No member of the Committee will be liable for any action or determination made in good faith with respect to this Plan or any Incentive.

8.13 Interpretation.

(a) Unless the context otherwise requires, (i) all references to Sections are to Sections of this Plan, (ii) the term “including” means including without limitation, (iii) all references to any particular Incentive Agreement shall be deemed to include any amendments thereto or restatements thereof, and (iv) all references to any particular statute shall be deemed to include any amendment, restatement or re-enactment thereof or any statute or regulation substituted therefore.

(b) The titles and subtitles used in this Plan or any Incentive Agreement are used for convenience only and are not to be considered in construing or interpreting this Plan or the Incentive Agreement.

(c) All pronouns contained in this Plan or any Incentive Agreement, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identities of the parties may require.

8.14 Compliance with Section 409A.  It is the intent of the Company that this Plan comply with the requirements of Section 409A of the Code with respect to any awards that constitute non-qualified deferred compensation under Section 409A and the Company intends to operate the Plan in compliance with Section 409A and the Department of Treasury’s guidance or regulations promulgated thereunder. If the Committee grants any Incentive or takes any other action that would, either immediately or upon vesting or payment of the Incentive, inadvertently result in the imposition of a penalty on a participant under Section 409A of the Code, then the Company, in its discretion, may, to the maximum extent permitted by law, unilaterally rescind ab initio, sever, amend or otherwise modify the grant or action (or any provision of the award) in such manner necessary for the penalty to be inapplicable or reduced.

The Board of Directors recommends a vote FOR the nominees listed below and FOR Proposals 2 and 3.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Election of Directors.

	FOR all nominees listed (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below
	☐	☐

	01 John T. Mills	04 Raymond L. Steele
	02 Charles O. Buckner	05 David W. Sharp
03 Ken R. LeSuer

		FOR	AGAINST	ABSTAIN
2.	Approval of the Company’s 2006 Director Stock Plan.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2006.	☐	☐	☐

4.	In his discretion, to vote upon such other business as may properly come before the annual meeting and any adjournments thereof.

Instructions: To withhold authority for any individual
nominee, strike a line through the nominee’s name above.

Please mark, sign, date and return this proxy promptly using the enclosed envelope.

Signature of Stockholder	Signature if held jointly	Date	2006

Please sign exactly as name appears hereon. When signing as executor, administrator, attorney, trustee, or guardian please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

▲FOLD AND DETACH HERE▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the annual meeting date.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/hoff
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail
Mark, sign and date
your proxy card and
return it in the
enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

Horizon Offshore, Inc.
Proxy Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders on August 2, 2006
     The undersigned hereby appoints William B. Gibbens, III, proxy for the undersigned, with full power of substitution, to represent the undersigned and to vote, as designated below, all of the shares of common stock of Horizon Offshore, Inc. (the “Company”) that the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held on August 2, 2006, and any adjournments thereof.
     Please specify your choices by marking the appropriate boxes on the reverse side. If no specific directions are given, this proxy will be voted FOR the nominees listed on the reverse side and FOR the other proposals. The individual designated above will vote in his discretion on any other matter that may properly come before the meeting.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲